June 17, 2010

PERSONAL & CONFIDENTIAL

Mr. Alex McKean
Chief Financial Officer
Encore Brands, Inc.
502 East John St.
Carson City, NV 89706

Dear Mr. McKean:

Heerdink Advisory Services, LLC. ("Heerdink") which offers Securities and Investment Advisory Services through Cazenave & Company, Inc. - A registered broker-dealer and member FINRA/SIPC is pleased to act as non-exclusive placement agent to Encore Brands, Inc. (the “Company”). We will provide investment banking services to the Company which includes representing the Company in its efforts to obtain financing in the form of a private investment in either equity, debt, convertible debt or any other securities (a “Capital Raising Transaction”).

1. Services. In connection with this engagement, Heerdink will perform the following services:

a. Capital Raising Services. Heerdink will assist the Company in its capital raising efforts. Heerdink will introduce the Company to potential investors who may have an interest in financing the Company and will advise the Company with respect to the proposed structure, terms and conditions of the financing. Heerdink will help the Company prepare for investor meetings, management presentations, responses to requests for data and other activities. Heerdink will assist the Company in managing the process of negotiating and closing all financing during the term of the engagement. This includes reviewing all proposals from potential financing sources, analyzing the terms of such proposals and participating in presentations to the Company’s Board of Directors regarding any proposals, as well as reviewing of the transaction documentation and other closing activities. The Company is free, at its sole discretion, to accept or reject the terms of any proposed financing.

2. Information Provided to Heerdink. In connection with our engagement, the Company has agreed to furnish to Heerdink, on a timely basis, all relevant information needed by Heerdink to perform its services under the terms of this agreement. During our engagement, it may be necessary for us: to interview the management of, the auditors for, and the consultants and advisors to, the Company; to rely (without independent verification) upon data furnished to us by them; and to review any financial and other reports relating to the business and financial condition of the Company as we may determine to be relevant under the circumstances. To this end, the Company will make available to us such information as we may request, including information with respect to the assets, liabilities, earnings, earning power, financial condition, historical performance, future prospects and financial projections and the assumptions used in the development of such projections of the Company. We agree that all nonpublic information obtained by us in connection with our engagement will be held by us in strict confidence and will be used by us solely for the purpose of performing our obligations relating to our engagement.

Encore Brands, Inc.
June 17, 2010

We do not assume any responsibility for, or with respect to, the accuracy, completeness or fairness of the information and data supplied to us by the Company or its representatives. In addition, the Company acknowledges that we will assume, without independent verification, all information supplied to us with respect to the Company to be true, correct and complete in all material respects and not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. If at any time during the course of our engagement the Company becomes aware of any material change in any of the information previously furnished to us, it will promptly advise us of the change.

3. Company Representations. The Company will:

(i) Use its best efforts to cause the Company’s independent public accountants to address and deliver to the Company and the placement agent a letter or letters (which letters are frequently referred to as “Comfort Letters”) dated as of the date of the Closing; and

(ii) Use its best efforts to cause the Company’s counsel to address and deliver to the Company and the placement agent a letter dated as of the date of the Closing containing statements customary for similar transactions and addressing such additional matters as Heerdink shall reasonably request. In addition, Heerdink shall be entitled to rely on any opinion delivered to the purchasers by counsel to the Company in connection with this transaction.

4. Scope of Engagement. The Company acknowledges that we will not make, or arrange for others to make, an appraisal of any physical assets of the candidates. Nonetheless, if we determine after review of the information furnished to us that any such appraisal or appraisals are necessary or desirable, we will so advise the Company and, if approved by the Company in writing, the costs incurred in connection with such appraisal(s) will be borne by the Company.

Heerdink has been engaged by the Company only in connection with the matters described in this letter agreement and for no other purpose. We have not made, and will assume no responsibility to make any representation in connection with our engagement as to any legal matter. Except as specifically provided in this letter agreement, Heerdink shall not be required to render any advice or reports in writing or to perform any other services. During the engagement period, the Company and its management, directors and investors will not directly solicit potential investors.

5. Term of Engagement. Our representation will continue for a period of two (2) years from the date first stated above; however, either party may terminate the relationship at any time upon thirty (30) days written notice to the other party. Notwithstanding the foregoing, in the event of termination or expiration of this agreement, Heerdink’s retainer and expenses incurred will be payable in full and your obligation under paragraph 6 to pay any applicable Financing Completion Fee will continue for the twelve (12) month period commencing with such termination or expiration (the “Tail Period”). Additionally, Heerdink will provide a written list of investors that had been contacted throughout the engagement on the Company’s behalf. This list of investors will be added to Schedule B of this agreement within 30 days of such termination and the Company will be responsible to pay any applicable Financing Completion Fee detailed in Section 6 of this agreement upon a completion of a sale of its securities for the twelve (12) month period commencing with such termination or expiration (the “Tail Period”).

Encore Brands, Inc.
June 17, 2010

6. Fees and Expenses. The Company agrees to pay a non-refundable cash deposit of $5,000 (“Deposit”) against actual out-of-pocket expenses upon execution of this letter agreement. The Company also agrees to reimburse Heerdink for any additional out-of-pocket expenses, including, but not limited to, all travel and legal expenses incurred by Heerdink for services provided by outside counsel, whether or not a Capital Raising Transaction occurs.

All payment of fees and expenses will be paid in one of the two following methods:

Payment by Check. By Sending a Check made payable to Cazenave & Co, Inc. to the following address:

Cazenave & Co., Inc.
One Embarcadero Center
Suite 500 PMB 5160
San Francisco, CA 94111

Payment by Direct Deposit: In lieu of sending payment by mail, Company may pay by wiring to the following Cazenave & Co., Inc.’s Bank of America account:

Bank of America Acct# 0033425849
Router # 026009593
SWIFT Code: BOFAUS3N
Bank of America
San Francisco, CA
S.F. Main
345 Montgomery St.
San Francisco, CA
Telephone# 650-615-4700
For benefit of: Cazenave & Co., Inc.

Performance-based compensation for our services will be as follows:

a. Capital Raising.

(i) Financing Completion Fee. During the term of this agreement (and thereafter as provided in Section 5 above), at the time the Capital Raising Transaction closes, Heerdink will be paid a cash fee (the “Financing Completion Fee”) equal to 8% of the total amount of capital received by the Company from the sale of its securities to investors introduced to the Company by Heerdink or from other investors during the time period while Heerdink is acting as the Company’s financial advisor under this agreement. With respect to any warrants issued to investors in connection with a Capital Raising Transaction, such Financing Completion Fee will be payable upon exercise of the warrants.

(i) Warrants. As part of the Financing Completion Fee, Heerdink will receive warrants to purchase common stock in an amount equal to 8% of the number of shares of common stock (or common stock equivalents) purchased by investors in a Capital Raising

Encore Brands, Inc.
June 17, 2010

Transaction and that the investors obtain a right to acquire through purchase, conversion, or exercise of convertible securities issued by the Company in a Capital Raising Transaction that closes during the term of this agreement (and thereafter as provided in Section 5 above). The warrants will be immediately exercisable at the price per share at which the investor can acquire the common stock, adjusted for conversion, stock splits or other dilutive events. In the event there is no public market for the Company’s common stock and investors do not receive warrants in a Capital Raising Transaction, the exercise price of the warrants due Heerdink will be equal to the price per share that investors in the Capital Raising transaction are able to purchase securities from the Company. The warrants will also include piggyback registration rights, a net exercise provision, and will have a term of five years from the closing date of the Capital Raising Transaction.

(iii) Breakup Clause. In the event that the Company and an investor have executed a final term sheet and are prepared to fund the Offering on the substantially the same terms as the final term sheet subject only to Subscription, Loan and other related documents and legal due diligence, and the Company unreasonably elects not to proceed with such financing, Heerdink shall be paid by the Company fifty percent (50%) of its maximum cash commission which shall be due and payable on the date of any such election (the “Part Performance Fee”).

7. Indemnity and Contribution. The parties agree to the terms of Heerdink’s standard indemnification agreement, which is attached hereto as Appendix A and incorporated herein by reference. The provisions of this paragraph shall survive any termination of this agreement.

Other Business. The Company grants Heerdink the right to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company during the term of this engagement letter and for a period of twenty-four (24) months from the expiration or termination of this letter agreement (such right, the “Right of First Refusal”). For these purposes, investment banking services shall include, without limitation, (i) acting as sole bookrunner and lead manager for any underwritten public offering of securities, including equity, equity-linked or senior, senior subordinated or junior debt securities with a minimum of 60% economics; (ii) acting as exclusive placement agent and/or financial advisor in connection with any private offering of securities, including equity, equity linked or debt securities of the Company; (iii) acting as exclusive financial advisor in connection with any acquisition, merger, consolidation and other business combination involving all or substantial amount of the business, securities, assets of another entity; and (iv) acting as exclusive financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity. Heerdink shall notify the Company of its intention to exercise the Right of First Refusal within 15 business days following notice in writing by the Company. Any decision by Heerdink to act in any such capacity shall be contained in separate agreements, which agreements

Encore Brands, Inc.
June 17, 2010

would contain, among other matters, provisions for customary fees for transactions of similar size and nature, as may be mutually agreed upon, and indemnification of Heerdink and its affiliates and shall be subject to general market conditions. If Heerdink declines to exercise the Right of First Refusal, the Company shall have the right to retain any other person or persons to provide such services on terms and conditions which are not materially more favorable to such other person or persons than the terms declined by Heerdink. As compensation for any of the foregoing services, Heerdink will be paid customary fees to be mutually agreed upon at the appropriate time.

8. Other Heerdink Activities. Heerdink is a full service advisory firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of business, Heerdink or its affiliates may hold positions, for its own account or the accounts of customers, in equity, debt or other securities of the Company. The Company also acknowledges that Heerdink and its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Heerdink in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company’s business and properties and that might compromise confidential information delivered by the Company to Heerdink.

9. Compliance with Applicable Law. In connection with this engagement, the Company and Heerdink will comply with all applicable federal, state and foreign securities laws and other applicable laws and regulations.

10. Independent Contractor. Heerdink is and at all times during the term hereof will remain an independent contractor, and nothing contained in this letter agreement will create the relationship of employer and employee or principal and agent as between the Company and Heerdink or any of its employees. Without limiting the generality of the foregoing, all final decisions with respect to matters about which Heerdink has provided services hereunder shall be solely those of the Company, and Heerdink shall have no liability relating thereto or arising therefrom. Heerdink shall have no authority to bind or act for the Company in any respect. It is understood that Heerdink’s responsibility to the Company is solely contractual in nature and that Heerdink does not owe the Company, or any other party, any fiduciary duty as a result of its engagement.

11. Successors and Assigns. This letter agreement and all obligations and benefits of the parties hereto shall bind and shall inure to their benefit and that of their respective successors and assigns. The indemnity and contribution provisions incorporated into this letter agreement are for the express benefit of the officers, directors, employees, consultants, agents and controlling persons of Heerdink and their respective successors, assigns and parent companies.

12. Announcements. The Company grants to Heerdink the right to place customary announcement(s) of this engagement in certain newspapers and to mail announcement(s) to persons and firms selected by Heerdink, the whole subject to the Company’s prior approval and all costs of such announcement(s) will be borne by Heerdink.

13. Governing Law and Arbitration. This agreement shall be governed by and construed under the laws of the State of California applicable to contracts made and to be performed entirely within the State of California. Any dispute, claim or controversy arising out of or relating to this agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration in the City and County

Encore Brands, Inc.
June 17, 2010

of San Francisco, before one arbitrator. The arbitration shall be administered by JAMS and in English. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Each party will bear its own costs for arbitration. The prevailing party in arbitration shall be entitled to reasonable attorneys’ fees. The provisions of this paragraph shall survive any termination of this agreement.

14. General Provisions. No purported waiver or modification of any of the terms of this letter agreement will be valid unless made in writing and signed by the parties hereto. Section headings used in this letter agreement are for convenience only, are not a part of this letter agreement and will not be used in construing any of the terms hereof. This letter agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the parties hereto which is to be embodied in this letter agreement, and none of the parties hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention, not so set forth herein. No provision of this letter agreement shall be construed in favor of or against either of the parties hereto by reason of the extent to which either of the parties or its counsel participated in the drafting hereof. If any provision of this letter agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect. This letter agreement may be executed in any number of counterparts and by facsimile signature.

If the foregoing correctly sets forth your understanding of our agreement, please sign the enclosed copy of this letter and return it to Heerdink.

Very truly yours,

By: /s/ John F. Heerdink, Jr.   Date: June 17th, 2010
John F. Heerdink, Jr.
Managing Director
Heerdink Advisory Services, LLC., which offers securities and investment advisory services through Cazenave & Company, Inc., a registered broker-dealer and member FINRA/SIPC

The undersigned hereby accepts, agrees to and becomes party to the foregoing letter agreement, effective as of the date first written above.

By: /s/ Alex McKean    Date: June 17th, 2010
Mr. Alex McKean
Chief Financial Officer
Encore Brands, Inc.

Encore Brands, Inc.
June 17th, 2010

APPENDIX A—INDEMNIFICATIO N AGREEMENT

The Company agrees to indemnify and hold harmless Heerdink and its officers, directors, employees, consultants, attorneys, agents, affiliates, parent company and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) (Heerdink and each such other persons are collectively and individually referred to below as an "Indemnified Party") from and against any and all loss, claim, damage, liability and expense whatsoever, as incurred, including, without limitation, reasonable costs of any investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted, to which the Indemnified Party may become subject under any applicable federal or state law (whether in tort, contract or on any other basis) or otherwise, (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any private placement memorandum, registration statement (including documents, incorporated by reference) (the “Registration Statement”) or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of the securities or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) related to the performance by the Indemnified Party of the services contemplated by this letter agreement (including, without limitation, the offer and sale of the securities) and will reimburse the Indemnified Party for all expenses (including legal fees and expenses) in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not the Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable under clause (ii) of the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from the Indemnified Party's willful misconduct or gross negligence. The Company also agrees that the Indemnified Party shall have no liability (whether direct or indirect, in contract, tort or otherwise) to the Company related to, or arising out of, the engagement of the Indemnified Party pursuant to, or the performance by the Indemnified Party of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from the Indemnified Party's willful misconduct or gross negligence.

If the indemnity provided above shall be unenforceable or unavailable for any reason whatsoever, the Company, its successors and assigns, and the Indemnified Party shall contribute to all such losses, claims, damages, liabilities and expenses (including, without limitation, all costs of any investigation, legal or other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Heerdink under the terms of this letter agreement or (ii) if the allocation provided for by clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of the Company and Heerdink in connection with the matter(s) as to which contribution is to be made. The relative benefits received by the Company and Heerdink shall be deemed to be in the same proportion as the fee the Company actually pays to Heerdink bears to the total value of the consideration paid or to be paid to the Company and/or the Company's shareholders in the transaction(s) contemplated by this letter agreement. The relative fault of the Company and Heerdink shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by Heerdink and the Company’s and Heerdink’s relative intent, knowledge, access to information and opportunity to correct. The Company and Heerdink agree that it would not be just or equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other

Encore Brands, Inc.
June 17, 2010

method of allocation which does not take into account these equitable considerations. Notwithstanding the foregoing, to the extent permitted by law, in no event shall the Indemnified Party's share of such losses, claims, damages, liabilities and expenses exceed, in the aggregate, the fee actually paid to the Indemnified Party by the Company. The Company further agrees that, without Heerdink’s prior written consent, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this agreement unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all such lawsuits, claims, or other proceedings against the Indemnified Parties.

The Indemnified Party will give prompt written notice to the Company of any claim for which it seeks indemnification hereunder, but the omission to so notify the Company will not relieve the Company from any liability which it may otherwise have hereunder except to the extent that the Company is damaged or prejudiced by such omission or from any liability it may have other than under this Appendix A. The Company shall have the right to assume the defense of any claim, lawsuit or action (collectively an "action") for which the Indemnified Party seeks indemnification hereunder, subject to the provisions stated herein with counsel reasonably satisfactory to the Indemnified Party. After notice from the Company to the Indemnified Party of its election to assume the defense thereof, and so long as the Company performs its obligations pursuant to such election, the Company will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at its own expense; provided, however, that the reasonable fees and expenses of such counsel shall be at the expense of the Company if (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Company and the Indemnified Party shall have reasonably concluded, based on advice of counsel, that there may be legal defenses available to the Indemnified Party which are different from, or in conflict with, any legal defenses which may be available to the Company (in which event the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Party, it being understood, however, that the Company shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all Indemnified Parties in each jurisdiction in which counsel is needed). Despite the foregoing, the Indemnified Party shall not settle any claim without the prior written approval of the Company, which approval shall not be unreasonably withheld, so long as the Company is not in material breach of this Appendix A. Also, each Indemnified Party shall make reasonable efforts to mitigate its losses and liabilities. In addition to the Company's other obligations hereunder and without limitation, the Company agrees to pay monthly, upon receipt of itemized statements therefore, all reasonable fees and expenses of counsel incurred by an Indemnified Party in defending any claim of the type set forth in the preceding paragraphs or in producing documents, assisting in answering any interrogatories, giving any deposition testimony or otherwise becoming involved in any action or response to any claim relating to the engagement referred to herein, or any of the matters enumerated in the preceding paragraphs, whether or not any claim is made against an Indemnified Party or an Indemnified Party is named as a party to any such action.

Encore Brands, Inc.
June 17, 2010

APPENDIX B—INVESTORS